Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-184616, 333-194588 and 333-206645) of Fortress Biotech, Inc. and in the related Prospectuses of our report dated December 23, 2015 with respect to the consolidated financial statements of National Holdings Corporation as of September 30, 2015 and 2014 and for the years then ended, included in its Annual Report on Form 10-K for the year ended September 30, 2015 filed with the Securities and Exchange Commission and incorporated by reference in this current report on Form 8-K/A of Fortress Biotech, Inc.

/s/ EisnerAmper LLP

New York, New York

November 22, 2016